August 2019 Vector Group Ltd. owns Liggett Group, Vector Tobacco and New Valley. New Valley now owns 100% of Douglas Elliman. TOBACCO EXECUTIVE MANAGEMENT • Fourth-largest cigarette manufacturer in the U.S. with a strong family of brands — Pyramid, Howard M. Lorber Grand Prix, Liggett Select, Eve and Eagle 20’s — representing 14% share of the discount market. President and Chief Executive Officer • Focused on brand strength and long-term profit growth, while continuing to evaluate Richard J. Lampen opportunities to pursue incremental volume and margin growth. Executive Vice President • Annual cost advantage due to favorable treatment under the Master Settlement Agreement that J. Bryant Kirkland III ranged between $163 million and $169 million from 2012 to 2018. Senior Vice President, Chief Financial Officer • The only cigarette company to have reached a comprehensive settlement resolving substantially all and Treasurer of the individual Engle progeny product liability cases pending in Florida. The Engle progeny cases have represented a substantial portion of Liggett’s pending litigation. Marc N. Bell Senior Vice President, General Counsel and Secretary Ronald J. Bernstein President and Chief Executive Officer of Liggett Vector Brands COMPANY HIGHLIGHTS REAL ESTATE • Headquartered in Miami with an executive • New Valley, which owns Douglas Elliman Realty, LLC, is a diversified real estate company that is office in Manhattan and tobacco operations seeking to acquire or invest in additional real estate properties or projects. in North Carolina • New Valley has invested approximately $156 million, as of June 30, 2019, in a broad portfolio of real estate investments. • Employs approximately 1,500 people • Douglas Elliman is the largest residential real estate brokerage firm in the New York metropolitan • Executive management and directors area and the fourth-largest in the U.S. beneficially own 11% of the Company • Douglas Elliman’s closings totaled $29.2 billion for the last 12 months ended June 30, 2019, and it has more than 7,000 affiliated agents and approximately 115 offices throughout the New York • Reported cash of $3242 million and metropolitan area, South Florida, Southern California, Aspen, Greenwich, and Massachusetts. investments with fair value of $266 million at June 30, 2019. • Recognized as one of America’s Most Trustworthy Companies by Forbes in 2013 Adjusted EBITDA1 Revenues LTM 6/30/19 Tobacco Real Estate Corporate and Other Tobacco Real Estate $292M $267M $260M $245M $799M $268M $253M $258M TOTAL $249M $1.919B $1.120B $39M $28M $11M $18M ($13M) ($14M) ($15M) ($16M) 2016 2017 2018 LTM 6/30/19 1 Vector’s net income for the periods presented was $71.1, $84.6, $58.1 and $87.3 respectively. Adjusted Revenues and Adjusted EBITDA are Non-GAAP Financial Measures. Please refer to the Company’s Current Report on Forms 8-K, filed on June 14, 2018, February 28, 2019, May 3, 2019 and August 7, 2019 (Exhibit 99.1) for a reconciliation of Non-GAAP financial measures to GAAP. 2 At June 30, 2019, this amount includes cash at Douglas Elliman, a wholly-owned subsidiary, of $79 million and cash at Liggett, a wholly-owned subsidiary, of $69 million. This summary contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have identified these forward-looking statements using words such as “could” and similar expressions. These statements reflect our current beliefs. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. Contact: Emily Claffey / Ben Spicehandler / Columbia Clancy of Sard Verbinnen & Co (212) 687-8080 vectorgroupltd.com